EXHIBIT 11

                             Universal Heights, Inc.
             Statement Regarding the Computation of Per Share Income


The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the quarter ended March 31, 1999. There were no differences between basic and diluted earnings per share for the quarter ended March 31, 1998.

                                   Income
                                  Available
                                  to Common                        Per-Share
                                  Stockholders       Shares           Amount
                                  ------------       ------         ---------

Net income                        $  519,019
 Less: Preferred stock dividends     (12,488)
                                     --------
Income available
 To common stockholders              506,531        14,673,000          0.03
                                                                      ======
Effect of dilutive securities:

 Stock options and warrants             ---            445,000           ---
  Preferred stock                     12,488           568,000           ---
                                                                      ------

Income available to common
 stockholders and assumed
  conversion                      $  519,019        15,686,000        $ 0.03
                                  ==========        ==========        ======


Options and warrants totaling 7,013,909 were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 1999.


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